Exhibit 99.1

NVR, INC. ANNOUNCES EXECUTIVE OFFICER CHANGES

FOR IMMEDIATE RELEASE	CONTACT:	Dan Malzahn
	OFFICE:	703-956-4204

June 23, 2005 — Reston VA — NVR, Inc. (AMEX: NVR) announced that effective July 1, 2005 its executive officers will be comprised as follows: Dwight C. Schar will serve as the Chairman of the Board. Paul C. Saville, presently NVR’s Chief Financial Officer, will become NVR’s Chief Executive Officer. Dennis M. Seremet, presently NVR’s Controller, will become the Chief Financial Officer; and Robert W. Henley, presently Assistant Controller of NVR, will become the Controller. William J. Inman will continue to act as President of NVR’s mortgage-banking operations.

Chairman, Dwight C. Schar stated that, “The changes are designed to strengthen the operating and governance structure of our company. Separating the roles of the Chairman of the Board and the Chief Executive Officer now aligns NVR’s management structure with what is considered an essential corporate governance best practice. The change will also strengthen our senior management team as we position the company for future growth.” Schar stated that the change will also enable him to spend more time developing the long term strategies that will continue to drive the company as the industry and the market place continue to change.

Mr. Schar, age 63, joined Ryan Homes in 1969 and left in 1977 to found NVHomes. After much success in the early 80’s, Mr. Schar acquired Ryan Homes in 1987, and renamed the combined company NVR. Mr. Schar has acted as the Chairman and CEO of NVR since 1987.

Mr. Saville, age 49, joined Ryan Homes in 1981 and has held various finance positions with the Company. On September 30, 1993, Mr. Saville was appointed to the position of Chief Financial Officer. In 2002, he was promoted to an Executive Vice President position, keeping his role as Chief Financial Officer while becoming more involved in the operational aspects of the business.

Mr. Seremet, age 50, joined NVR in 1988 as the assistant controller. From 1990 until 1995, Mr. Seremet served as the Vice-President Finance of NVR’s homebuilding operations. On April 1, 1995, Mr. Seremet became an executive officer, being named NVR’s Vice President and Controller. In 2004, he was named a Senior Vice President.

Mr. Henley, age 38, joined NVR in 1994. Mr. Henley started his career at KPMG LLP after graduating from the University of Maryland in 1991. From 1995 until 2000, Mr. Henley served as the Company’s Manager of SEC Reporting. In 2000, Mr. Henley was appointed to the position of assistant controller.

NVR is headquartered in Reston, Virginia and is one of the largest homebuilders in the United States.